Exhibit 99(P)(15)

INVESTEC ASSET MANAGEMENT

PERSONAL ACCOUNT DEALING (PAD) POLICY

PERSONAL ACCOUNT DEALING (PAD) POLICY

Personal account dealing initial undertaking and declaration of interest

These PAD rules form an on-going part of the individual’s contract of employment and failure to comply with them, or to make a false or incomplete declaration, may constitute serious misconduct and so may be regarded as sufficient grounds for disciplinary action which may lead to dismissal.

New employees are required to provide to the Compliance Officer a statement of all securities held beneficially by themselves and their affiliated persons.

Requirement to obtain permission before dealing

The need to obtain prior approval for a transaction must be considered for every proposed personal account deal. Where required under these PAD rules, permission must be obtained before a transaction is placed out to be executed.

The employee and their affiliated persons may occasionally not be able to gain the required permissions immediately, maybe due to lack of availability of the relevant signatories, and they must wait until the permissions are received before they place their proposed deals to be executed. A failure to recognise the need to wait for permission to be received and the potential client conflicts involved may constitute serious misconduct.

Definition of Related / Affiliated persons

The PAD rules apply to personal account dealing undertaken by employees and their affiliated persons, either for their own account or for the account of an affiliated person.

An “employee” includes:

•	any executive director or employee of IAM (may also be an “access” person for US purposes) and
•	any temporary employee, consultant, delegate or secondee working as an employee for a minimum of two weeks [five business days per week] and who is privy to confidential information which could result in a conflict of interest if that person used the information to their advantage.

An “affiliated person” includes:

•	a spouse, parent, child, brother, sister, co-habitee, in-law or any other close relative or dependent of the employee, who lives in the same household as the employee or is financially dependent upon the employee;
•	a trust, estate or other account which an employee controls, materially influences, and / or has sole discretion to operate and / or is a direct or indirect beneficiary;
•	an unlisted company, close corporation, partnership, investment club, syndicate, joint venture or other entity which an employee owns (10% or more), controls (beneficial ownership of 25% or more of the voting securities), materially influences and / or has sole discretion to operate and has a direct or indirect beneficial interest;
•	a pension fund (including an in-house pension fund) of which an employee is a beneficiary;
•	any other client account for which an employee acts as custodian or trustee or in a similar fiduciary capacity, controls, materially influences and / or has sole discretion to operate and / or is a direct or indirect beneficiary, other than client accounts that are controlled by an employee who, as a regular part of their business, performs the function of a discretionary fund manager or gives investment advice;
•	any other client account that has been given preferential brokerage rates and / or management fees (excluding charity accounts) by virtue of a direct or indirect relationship with an employee;
•	Any other person acting with or for the direct or indirect benefit of an employee.
Page | 2

An employee will not be deemed to have a material influence or control where the decision to deal:

•	Is taken without consultation with, or other involvement of, the employee;
•	has been delegated to a committee of which the employee is not a member; or
•	has been delegated to a fully discretionary independent fund manager.

Definition of Affected Securities and Type of Transactions

An “affected security” includes:

•	any listed or unlisted equity securities, including shares, stocks, investment trusts, notes, treasury stock, profit-sharing agreements, collateral trust certificates;
•	any listed or unlisted debt securities, including debentures, debenture stock, loan stock, bonds, certificates of deposit, and any other instruments creating or acknowledging indebtedness;
•	any exchange traded fund;
•	any listed or unlisted warrant or other instruments entitling the holder to subscribe for securities falling within any security listed above;
•	certificates representing securities which confer property rights in or over investments falling within those securities reflected above (e.g. global or American depositary receipts);
•	spot contracts or other participations or interests in foreign exchange, commodities or precious metals;
•	futures, being rights under a contract for the sale of any security falling within any security listed above, an index, interest rate or property of any other description under which delivery is to be made at a future date and at a price agreed on when the contract is made;
•	rights under a contract for difference or under any other contract, the purpose or intended purpose of which is to secure a profit or avoid a loss by reference to fluctuations in the value or price of any securities falling within all the points listed above, an index, interest rate or other factor designated for that purpose in the contract (e.g. swaps and spread betting);
•	options to acquire or dispose of any securities falling within those listed above; and
•	Any fund on which IAM provides investment advice or any registered fund of funds which invests into IAM funds.
•	The subsequent sale of any shares received following the exercise of an option will be subject to the normal permission and dealing requirements.
•	An employee wishing to deal in an in-house investment trust must seek permission from the relevant Investment Trust Company Secretary. If the Investment Trust is in a closed period, or other sensitive or insider information, is involved, then the deal may be rejected.
•	An “in-house packaged product” which means a deal in an in-house unit trust fund or fund, or related ISA wrapper, or managed investment trust savings scheme which is greater than [UK:£12,000 or SA:R150 000], or currency equivalent, in value.
•	These PAD rules apply in a number of situations beyond an ordinary transaction in the affected security itself, including:
•	indirect deals via an Individual Savings Account (“ISA”), investment trust savings scheme (“ITSS”) or other wrapper (including pension schemes);
•	a decision to take up of any rights under a rights issue and exercising conversion or subscription rights in relation to an affected security when the process does not happen automatically / by default;
•	cessation of any rights under a rights issue when the process does not happen automatically / by default;
•	dealing in an affected security under offer, including a take-over, tender or other offer, which is made to the public or all (or substantially all) of the holders of the affected investment concerned.
•	References to dealing covers an active decision to carry out any type of transaction (direct or via a wrapper) including, but not limited to:
•	Sales / purchases
•	switches
•	transfers
•	conversions
•	futures, options, other CFD
Page | 3

Exempted securities and transactions

The following securities and transactions are exempted:

•	in-house managed money market funds
•	other in-house packaged products where the transaction is less than or equal to [UK:£12,000 or SA:R150,000], or currency equivalent, in value.
•	any discretionary investment portfolio managed by an independent investment manager and where transactions are conducted without consulting the employee. The discretionary account must be approved by Compliance in accordance with these PAD rules and statements provided to Compliance;
•	bankers’ drafts, treasury bills, commercial paper and negotiable certificates of deposit;
•	bank deposits, foreign exchange, life assurance, endowment policies;
•	holdings in externally managed unit trust funds or externally managed unitised PEP/ ISA / pension productstransactions where an employee has declared to Compliance through the disclosure statement that a spouse, parent, child, brother, sister, co-habitee or any other close relative or dependent acts independently of the advice, recommendation or approval of an employee and the employee disclaims any beneficial ownership of these accounts. The employee must be able to prove, to the satisfaction of Compliance, that the employee has no direct or indirect pecuniary interest in the security. Compliance may request additional information from the employee when determining whether such an account is independent. US employees must discuss their particular circumstances with the local US Compliance Officer.
•	Some transactions in relation to the staff share option schemes, such as acceptance of a grant of option and the exercise of such options are exempt.

Investment principles

No speculative trades allowed

All personal account transactions undertaken must be for investment and not for speculative purposes. As such, the frequency of transactions should not exceed that which is reasonable for such management of a personal portfolio (taking into consideration the size of the portfolio and prevailing market conditions).

Mandatory holding period [6 Months]

All affected securities that have been subscribed for or purchased must be held for a minimum period of 6 months from allocation date or purchase date respectively. The Compliance staff review copy contract notes on receipt and staff order forms on a regular basis and will carry out checks for short-term dealing, front-running, incorrect approvals etc. For the avoidance of doubt, derivatives with a residual maturity of less than 6 months may not be purchased. In the case of an Initial Public Offering (“IPO”), the affected security must be held for a minimum period of 6 months from the closing date as reflected in the relevant prospectus.

Waiver

The CIO and Compliance may agree to a waiver of a part of these PAD rules where a staff member finds themselves in an unusual situation which it is believed will not lead to a material conflict with any client interest. However the use of such a waiver is expected to be a rare occurrence and staff should not assume that it will be granted.

Page | 4

PA Dealing arrangements in Southern African securities

Employees are required to have all PA deals in all African securities approved by the SA Dealing Desk.

•	For South African securities, all dealing is done via Investec Securities Limited (ISL) via the SA dealing desk and prior to the first transaction, employees need to establish the necessary account opening, banking, settlement and custody arrangements with Investec Securities Limited (ISL), via IAM SA Compliance.

•	For African securities outside South Africa, the employee is permitted to make their own dealing arrangements outside of the Investec group for non-South African securities only. However broker details, account numbers and reference numbers must be supplied to Compliance in advance of the annual disclosure statement. It is the responsibility of the employee to ensure that the broker is able and willing to provide copy contract notes / brokerage confirmations for all deals transacted in the format required directly to Compliance.

Any employee who has objections to any such arrangements must discuss the issues with the CEO and is forbidden to deal before these issues have been resolved.

PA Dealing arrangements in Non-Southern African securities

Employees are required to have all PA deals in non-South African securities approved by the UK Dealing Desk. Employees are permitted to make their own dealing arrangements outside of the Investec group for non SA securities. However broker details, account numbers and reference numbers must be supplied to Compliance in advance in terms of the annual disclosure statement. It is the responsibility of the employee to ensure that the broker is able and willing to provide copy contract notes / brokerage confirmations for all deals transacted in the format required directly to Compliance.

If for any reason the arrangement over contract notes should fail, it is the responsibility of the employee to provide copy contract notes on request to Compliance. If the arrangement with the broker fails on a repeated or constant basis, Compliance may advise the employee to stop using the particular broker. Compliance may request other information regarding an employee’s accounts, such as regular portfolio listings.

Any employee who has objections to such arrangements must discuss the issues with the CEO and is forbidden to deal before these issues have been resolved.

Dealing restrictions

Dealing restrictions are primarily the result of the desire to prevent conflicts with clients.

Investec Group restrictions

The activities of the wider Investec Group are subject to restrictions set out by various regulators. All group companies (including employees) are automatically deemed to be connected parties and consequently any restrictions on any stocks which apply at Investec Group level also apply at employee level.

Investec Group maintains Full and Staff Restricted Lists covering all companies where the group controls a significant holding or for which a company within the group is acting as an adviser or sponsor. IAM places restrictions on dealing in companies on the Full Restricted List so that if there is a proposed deal the restriction can be discussed with the group and either permission refused or any necessary disclosure made. Whilst the ‘Chinese wall’ arrangements in place between IAM and Investec Group generally protect employees and firms from a conflict regarding possible insider information, the employee must not effect transactions in securities where it is known that other parts of wider Investec group are acting for the company and restrictions apply.

Page | 5

In addition employees and affiliated persons may not undertake personal account transactions in any affected security of Investec Plc or Investec Limited (including any ordinary or preference shares or any warrant and/or OTC derivative thereto) during the “closed period”, being a period commencing usually from 10 calendar days prior to the annual and half-year reporting dates until generally two working days after the publication of the preliminary announcement of the financial report or statement. However, there are exceptions which apply to the acceptance or exercise of options or rights in the staff share scheme operated by Investec Plc or Investec Limited, but the exact status should be verified with Compliance.

General restrictions on securities dealing

The overriding principle in the Rules is that client orders will always take preference over staff deals. The following specific restrictions must be adhered to:

•	Stock and / or cash must always be available, or due to be available, in the employee’s account before a deal can be placed; no speculative transactions are allowed.
•	Short-term trading is prohibited as it potentially conflicts with client interests and is speculative rather than for long-term investment purposes.
•	If an employee makes an application for approval to deal in a stock in which a transaction for a client has already been dealt that day or where a transaction for a client is waiting with the dealers to be executed, then the employee will be required to delay his own dealing (if the major world stock exchanges indices waiver is not available) and to re-apply for approval the next business day so as to minimise the possibility of conflict with the client transactions. If an employee deal has been approved and a transaction for a client is subsequently received by the dealers then the client transaction will be dealt as usual but the employee deal will subsequently be reviewed for any possible front-running / conflict impact.
•	Employees must not effect transactions where their personal interest conflicts in any way with the interests of IAM clients. Where an employee is aware, or could reasonably be expected to be aware, that IAM is likely to place a client transaction, the employee or affiliated person is prohibited from dealing in advance or alongside such order, or in any other manner by which a benefit may arise due to any anticipated price change caused by that order. Similarly employees and affiliated persons must not deal in any affected security at a time or in a manner which the employee knows, or could reasonably be expected to know, may have an adverse effect on clients’ interests.
•	Employees must not effect transactions when they are knowingly in possession of information which is not public and which, if publicly available, might materially affect the price of the investment. If an employee obtains non-public information on a specific company they must advise the dealers and Compliance that they have been made an insider and the company will be placed on the internal “insider list” to restrict dealing.
•	Other than in the performance of their job, employees may not pass confidential information to any other person or advise or influence any other person to effect transactions in investments in which the employee is prohibited from dealing.
•	Employees must not take personal advantage ahead of any possibly interested client of any investment which is researched by them or offered to them by virtue of their employment with IAM.
•	Employees must not apply for new public issues IPOs or limited offerings unless a waiver or pre-clearance has been granted in advance by the Chief Investment Officer (CIO). A waiver will only be granted if the offering document clearly demonstrates that the employee cannot influence or know in advance the number of shares they will receive or that the allocation of shares to private investors is completely separate from that for institutional investors to minimise the possibility of client conflict.
•	Employees may only acquire shares in a private company or sit on an external board of directors or trustees with the prior written approval of the Chief Executive. This is to minimise the risk of an employee having an outside interest which might conflict with the interests of clients. If an employee having received such permission subsequently believes that he may have become conflicted then he must immediately disclose such newly perceived conflict to Compliance.
•	Employees may not re-allocate securities or packaged products bought in their own name or that of an affiliated person (without the prior approval of Compliance) and nor may they arrange for anyone to participate in a multiple transaction on their behalf.
Page | 6

•	Employees may not enter into transactions with clients as all client deals must be seen to be at the best market rate.
•	Employees must not enter into any deal they cannot or might not be able to settle, e.g. writing options, commodity futures, etc.
•	Employees may enter into futures contracts and ‘spread-betting’ arrangements subject to the standard sign-off processes (including but not limited to the 6 month holding rule). They are again reminded of the requirement not to take themselves into financial difficulties.

Procedures to execute a deal:

•	An employee wishing to deal must first complete a staff PA dealing form.
•	In the case of a sale, the employee must check the 6 month holding rule; that to avoid short-term speculative dealing they have held the securities for more than 6 months. If they have held the security for less than 6 months, they must obtain a waiver from the relevant Chief Investment Officer (“CIO”).
•	The employee is required to declare on the PA dealing form that they are not aware of any information that may be construed as “inside information”.
•	Additional authorisation is required where the PA deal trades in small cap securities from each and every manager that holds a small cap security. Small cap securities are defined as any security that has market capitalisation of less than [UK: £1bn SA: R10bn]
•	In addition for proposed transactions in small cap securities, motivation must be provided by the employee and the PA deal must be approved by the small cap investment manager and any other investment manager with investments in this security. These investment managers are required to declare that their funds are not scheduled to trade in the relevant security and more importantly, that the business is not privy to any “insider information”. This additional procedure is to manage any possible conflict of interest with specific companies or deals, where PA dealing could have a material impact.
•	Once the small cap approval has been obtained, the PA dealing form must then be submitted to the relevant Dealing Desk:
•	The SA Dealing Desk for SA, African and Middle Eastern securities
•	The UK Dealing Desk for all other securities
•	The Dealing Desk will first check the deal against the restricted securities list. This is the list of securities that the Dealing Desk is restricted from dealing on due to trading embargoes. Restricted deals will be rejected by the Dealing Desk.
•	The Dealing Desk will then consider the 15 day restrictive rule. The rule restricts employees from trading within 15 days of a client trade in the same security. The Dealing Desk will consider actual client deals that are currently in the market as well as any client deals that have taken place over the last 15 days. 15 clear days will need to have passed before the PA deal can be authorised.
•	A waiver of the 15 day rule may be applied by the Head of Dealing for any deals in securities of liquid companies that fall within the major world stock exchange indices (defined here as FTSE-100, DAX 30, CAC 40, S&P 100, NASDAQ 100, and ALSI 40); which would not be deemed to conflict with a client deal.
•	Once the Dealing Desk rules are met the Dealing Desk will authorise the PA dealing form and refer the employee to the relevant CIO. If none of the CIOs is available, then the staff member must contact them by email to seek approval for their deal. If no contact can be made, the proposed deal will have to be delayed until such authorisation is obtained.
•	The CIO also applies the 15 day restrictive rule. This rule is applied to scheduled or proposed client trades, rather than the actual trades performed by the Dealing Desk. If proposed trades on the same security are scheduled, the PA deal will be delayed until 15 days have passed since the client deal has cleared.
•	Again a waiver of the 15 day rule may be applied at the discretion of the CIO for proposed deals in securities of liquid companies that fall within the major world stock exchange indices (as defined above) and which would not be deemed to conflict with a client deal.
•	Once all of the relevant authorisations have been obtained, the employee MUST submit the authorised PA dealing form to:-
o	the dealing desk in SA if dealing in Southern Africa markets whereafter the SA dealing desk will execute the deal with ISL, or
Page | 7

o	UK Compliance if dealing in markets outside of Southern Africa Instructions to deal must be executed by the staff member directly with their relevant broker for dealing in markets outside of Southern Africa within the same day. If it is not possible to instruct a deal on the same day as the authorisation, the approvals will lapse and the employee must seek re-approval.
•	For PA deals approved by the SA Dealing Desk: the final signed PA dealing form must be returned to the SA Dealing Desk who will keep the fully authorised PA dealing form on file for subsequent review.
•	For PA deals approved by the UK Dealing Desk: the final signed PA dealing form must be returned to UK Compliance who will keep the fully authorised PA dealing form on file for subsequent review.

After executing a deal

As part of the initial establishment of their dealing arrangements, employees should have ensured that their broker will automatically provide a copy contract note/brokerage confirmation for all deals on their account to Compliance. If their broker or product provider fails to provide a copy contract note directly to Compliance, the employee will be required to provide a copy and to ensure that in future the broker provides these automatically.

Confidentiality

All information provided to Compliance under these PAD rules will be treated in a confidential manner with access generally only being necessary by Compliance staff, auditors, directors and leadership. However, complete privacy cannot be guaranteed as IAM believes openness is the best safeguard against any possible accusations of conflicts of personal account dealing with that of clients, whose interests must always be prioritised. Please note that due to Exchange Control restrictions on trading in Inward Listed securities, the JSE requires full disclosure of the underlying client details, which implies that confidentiality around your account details may be affected.

Monitoring of dealing

The Compliance department will review all personal account dealing, including comparing the permission received via the staff order sheet to the transaction confirmed by the copy contract note. Any discrepancies or deficiencies in documentation will be followed up with the employee and may be escalated to line management if immediate remedial action is not taken.

If an employee is found to have dealt within the fifteen day restrictive period at a more advantageous price than dealing within that period for clients, the circumstances surrounding that employee deal will be investigated and escalated to line management. Where appropriate the employee will be required to give up the value amount of the advantage he has received on his deal either to the relevant client accounts or to charity.

Any suspected patterns of short-term trading or market-timing will be investigated with the employee and line management before any corrective action is decided upon.

Disciplinary action may be taken in relation to any breach or inappropriate advantage taken by an employee or affiliated person.

Compliance reports to directors and leadership on a monthly basis regarding the levels of personal account dealing, any breaches therein, as well as corrective action to be implemented.

Page | 8

On-going and annual disclosure requirements

Compliance will perform regular reviews of personal account dealing and any queries and disclosure requirements will be discussed with the relevant employee. All employees are required to complete a disclosure of their security holdings and discretionary or other linked accounts on an annual basis and to sign a declaration that they have complied with the Rules over the period since their initial/last declaration.

Employees may only acquire shares in a private placing or company or U.S. initial public offering or only sit on an external board of directors or trustees with the prior written permission of the CEO. Full disclosure of such share holdings must be made to the Compliance Officer at any time on request or as soon as the employee is aware of a possible conflict.

Failure to comply

Failure by any employee to comply with any of the requirements of these PAD rules will be reported by Compliance to the CEO. The failure will be deemed to be serious misconduct and could result in one or more of the following sanctions:

•	Disciplinary action being taken against the employee, which could lead to termination of employment;
•	Disciplinary action being taken by a regulatory body, which could lead to sanctions imposed by the regulatory body against the employee and the firm;
•	Criminal and / or civil prosecution of the employee.

Line management should be aware of their personal responsibilities and also those of the employees within their departments and should endeavour to prevent or to highlight any breach of this Code.

In the event that Compliance has reasonable grounds to believe that transactions are being undertaken in contravention of these PAD rules, Compliance may make such request of external parties as may be necessary.

Record-keeping

The records created and maintained under this Code will be retained in an easily accessible place as follows:

•	A copy of each Code for IAM in effect at any time in the last five years must be maintained.
•	A copy of any records of violations of the Code or any action taken as a result of a violation must be maintained for five years after the end of the fiscal year in which the violation occurs.
•	All initial holdings reports, quarterly transactions reports and annual holdings reports from employees and any reports to the board shall be maintained for at least five years after the end of the fiscal year in which the report was made, with the first two years maintained in an easily accessible place.
•	A record of all persons currently or within the past five years who are or were required to make reports and persons designated to review the reports required under this Code shall be maintained for at least five years.
•	All approvals of the purchase of securities in an IPO or limited offering shall be maintained for at least five years after the end of the fiscal year in which the approval is granted.
Page | 9

Flowchart of IAM procedures to execute deals

2012

Page | 10